                          ATTORNEY / CLIENT AGREEMENT

         THIS AGREEMENT is made this ___ day of February, 1999 by and between Kwiatt & Ruben, Ltd., (hereinafter referred to as "Attorney"); and Terrence Donati individually ("Donati"), Frank A. Contaldo, individually ("Contaldo"), and SHC Corp. f/k/a VictorMaxx Technologies, an Illinois corporation, on behalf of itself and its subsidiaries and affiliates ("Corporation") (Donati, Contaldo, and Corporation are hereinafter collectively referred to as "Client").

                                   WITNESSETH:

         WHEREAS, Client desires to engage Attorney to perform legal services and representation for the benefit of Client, directly or indirectly related and ancillary to the personal and /or business interests, activities and objectives of Client (hereinafter collectively referred to as "Client Interests"), and Attorney is willing to accept such engagement on the terms set forth herein.

         NOW THEREFORE, in consideration of the promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties is hereby agreed as follows:

1. ENGAGEMENT. Client hereby engages Attorney, and Attorney hereby accepts such engagement to provide legal services and representation for the benefit of Client and, as necessary, its partners, investors, trustees, directors, officers, indemnity obligatees, agents or employees, generally in all matters arising out of or in connection with Client's Interests for all items identified in EXHIBIT A, attached hereto and made a part hereof. The parties agree that the representation will be on an as needed basis. The parties further agree that in the event any additional services are requested by Client or if Client wishes to further authorize Attorney to perform additional services, acceptance of such services shall be considered by Attorney at such time. Attorney shall be under no obligation to accept any additional services. Any authorization on behalf of Client pursuant to this Paragraph 1 may be made orally or in writing and Attorney shall be entitled to rely on any oral or written authorization made by Client. Attorney agrees to use reasonable efforts to perform all services and representation hereunder on a timely basis, utilizing Attorney's best skill and professional judgment.

2. CLIENT. Client agrees to assist and cooperate with Attorney in the course of the engagement hereunder, providing Attorney with any and all information reasonably requested by Attorney in the course of providing its services hereunder.

3. FEE STRUCTURE. Attorney's charges for the services to be rendered hereunder will be based upon Attorney's normal billing rates for the attorneys and other professional staff members who perform services for Client in connection with the legal work for which Attorney has been engaged. Presently Attorneys' billing rates for attorneys range from $125 per hour for certain associates up to $225 per hour for senior


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

attorneys. This hourly rate is for non-litigation services. Litigation services and fees in connection therewith shall be subject to a separate agreement between the parties. Attorneys' billing rates for paralegal assistance range from $25 to $75 per hour, depending on which person performs the services and the nature of the services performed. Billing rates are subject to change from time to time in the discretion of Attorney. Billing rates or time charged for may be adjusted by Attorney under certain circumstances, which may include resolution of particularly difficult matters, meeting unreasonably short time deadlines, achieving difficult goals and similar factors. Where appropriate, Attorney agrees to attempt to assign work to available attorneys or staff members who can perform the services at the most efficient cost to Client.

         In addition to charges for Attorney's services, Client will be billed for all identifiable costs such as copying charges, telephone expenses, delivery fees, travel expenses, filing fees, computerized legal research, electronic facsimile transmission and similar charges on a monthly basis.

4. PAYMENT PROCEDURE. Attorney will render monthly invoices which will reflect the charges for the relevant billing period which the parties expect to be paid net/90 days from date of invoice. Attorney's invoices will summarize the nature of the work performed during the billing period and itemize generally the work performed. Billing will not itemize the amount of time spent on each task identified unless specifically requested by Client. Attorney will provide more detailed itemized statements for Client's information upon the request of Client. Notwithstanding the foregoing, Client acknowledges that Attorney has performed certain services on behalf of client prior to the execution of this Agreement as more fully described on EXHIBIT B attached hereto and made a part hereof. Client acknowledges and agrees that amounts owed to Attorney for such services are accurately set forth on EXHIBIT B, and agrees to make payment of such amounts as set forth on EXHIBIT B.

5. TERMINATION. Both Attorney and Client shall have the right to terminate Attorney's representation of Client hereunder at any time. In the event of termination Client agrees to pay Attorney for all services rendered up to the date of termination. In the event the engagement of Attorney by Client is terminated; Attorney's sole obligation to Client shall be limited to working with Client to find an acceptable replacement counsel. Attorney shall be entitled to be compensated for time spent in such replacement search as set forth above.

6. OWNERSHIP OF FILES AND RECORDS. Except to as original records or any records or files which Attorney accepts upon the understanding that they belong to Client, Attorney and Client hereby agree that all of Attorney's files, copies of documents, correspondence or other materials which Attorney may accumulate in connection with the representation of Client, including copies of materials filed with regulatory agencies, shall be the property of Attorney. Client may have copies at any time during Attorney's representation. Upon the termination of the engagement, Attorney will return all of Client's property to Client. Copies of Attorney's files and other materials which Attorney


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

may have accumulated during its representation will thereafter be made available to Client at Client's expense while Attorney maintains possession; however, it is specifically acknowledged and agreed that Attorney shall have the right at Attorney's discretion to dispose of Attorney's files at such time as Attorney determines that such files need not be retained any longer. After such destruction, those materials will no longer be available.

7. MISCELLANEOUS. It is agreed that Attorney is at all times deemed to be an independent contractor and not an employee or joint venturer, is performing services on a contract basis, is exclusively responsible for all tax withholding obligations, and may engage in other client agreements as Attorney desires in its sole discretion.

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the day and year first above written.


CLIENT:                                        ATTORNEY:


By:   /s/ Terrence Donati                      By:   /s/ Kwiatt & Ruben. Ltd
   -----------------------------------            ------------------------------
       Terrence Donati, Individually                   Kwiatt & Ruben, Ltd.

By:   /s/ Frank A. Contaldo
   -----------------------------------
       Frank A. Contaldo, Individually

By: /s/ Frank Contaldo
   -----------------------------------
       SHC Corp.
       Frank Contaldo, CEO


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

                                    EXHIBIT A

                               ENGAGEMENT MATTERS


1.       General corporate matters of SHC Corp. and its subsidiaries

2.       Matters relating to SHC Corp.'s stock transfer agent

3. Representation of Terrence Donati and Frank Contaldo individually in their capacities as officers and directors of SHC Corp.

4.       Compliance by SHC with applicable securities laws and regulations


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

                                    EXHIBIT B

                                FEES AND PAYMENT


                                                        AS OF JANUARY 31, 1999
------------ ------------------------------------------------ ------------------
MATTER        DESCRIPTION                                           AMOUNT DUE
------------ ------------------------------------------------ ------------------
98225         General Corporate                                     $30,687.05
------------ ------------------------------------------------ ------------------
98373         Millenium Financial Corp.                                 892.50
------------ ------------------------------------------------ ------------------
98374         Transfer Agent Matters                                 10,333.50
------------ ------------------------------------------------ ------------------
98456         Reincorporation in Delaware                               350.00
------------ ------------------------------------------------ ------------------
98460         Form 10K 12/31/97                                      $4,456.25
------------ ------------------------------------------------ ------------------
98461         Change of NASDAQ Registration/Symbol                       40.00
------------ ------------------------------------------------ ------------------
                                                      TOTAL:        $46,759.30
------------ ------------------------------------------------ ------------------


Method of Payment:

         1. 50% of the total set forth above shall be payable by delivery to Attorney within ten (10) days from the date of the Attorney/Client Agreement in the form of shares of stock of SHC Corp. with a market value (as determined by the closing price of SHC Corp. stock on the day prior to the date of execution of the Attorney/Client Agreement discounted by 25%) equal to 50% of the total set forth above. The parties acknowledge and agree that such closing price the parties agree was $.15 per share (less 25% = $.1125 per share). Therefore the number of shares due upon execution hereof is 46,759.30 x 50% =23,379.65 / $.1125 = 207,819 shares.

         2. 50% the total set forth above shall be payable in monthly installments of $6,035.59 each, so that the entire amount shall be fully paid within 90 days from the date of the Attorney/Client Agreement.

         3. The payments set forth above shall be in addition to, and not in substitution of, any amounts invoiced or becoming due after January 31, 1999.


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